EXECUTION COPY

Exhibit 10.2

ASSET PURCHASE AGREEMENT

DATED AS OF JUNE 22, 2012

BY AND AMONG

PC DOCTORS ACQUISITION, INC.,

PC DOCTORS, LLC,

TECGUARD, LLC

AND

ROBERT POSTELUK

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ii

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INDEX OF DEFINED TERMS

Section

Accounting Firm	Section 1.4

Accounts Receivable	Section 1.1

Accrued Commissions	Section 1.3

Accrued Vacation Obligations	Section 1.3

Acquired Assets	Section 1.1

Acquired Contracts	Section 1.1

Acquired Proprietary Rights	Section 1.1

Affiliate	Section 8.2

Affiliated Group	Section 8.2

Agreement	Preamble

Allocation	Section 1.7

Assumed Contractual Obligations	Section 1.3

Assumed Liabilities	Section 1.3

Balance Sheet	Section 3.6

Base Purchase Price	Section 1.4

Bill of Sale	Section 6.4

Business	Recitals

Business Day	Section 8.2

Business Names	Section 8.2

Buyer	Preamble

Buyer Indemnified Parties	Section 5.2

Buyer Indemnified Party	Section 5.2

Closing	Section 6.1

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Closing Date	Section 6.1

Closing Net Working Capital	Section 8.2

Closing Statement	Section 1.6

Closing Statement Dispute Notice	Section 1.6

Code	Section 8.2

Confidential Information	Section 7.1

Contingent Consideration	Section 1.4

Contract	Section 8.2

Current Accounts Payable	Section 1.3

Current Accounts Receivable	Section 8.2

Direct Claim	Section 5.4

Disclosure Schedules	Section 8.15

EBITDA	Section 8.2

Effective Time	Section 6.1

Employee Benefit Plan	Section 8.2

Environmental Law	Section 8.2

Equipment	Section 1.1

ERISA	Section 8.2

ERISA Affiliate	Section 8.2

Estimated Closing Working Capital	Section 1.6

Excluded Assets	Section 1.2

Excluded Contracts	Section 1.2

Excluded Liabilities	Section 1.3

Expenses	Section 8.2

Financial Statements	Section 3.6

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Financing Defaults	Section 7.16

Fundamental Representations	Section 5.1

GAAP	Section 8.2

Governmental Authority	Section 2.2

Guarantee	Section 8.2

Hazardous Materials	Section 8.2

Indebtedness	Section 8.2

Indemnified Party	Section 5.4

Indemnifying Party	Section 5.4

Intellectual Property	Section 8.2

Laws	Section 2.3

Leased Real Property	Section 3.14

Letter of Intent	Section 8.2

Liens	Section 8.2

Losses	Section 5.2

Material Adverse Effect	Section 8.2

Orders	Section 2.3

Ordinary Course of Business	Section 8.2

Outside Date	Section 8.17

Owned Proprietary Rights	Section 3.10

Parties	Preamble

Patents	Section 8.2

PC Doctors	Preamble

PC Doctors Business	Recitals

Permits	Section 3.19

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Permitted Liens	Section 8.2

Person	Section 8.2

Posteluk	Preamble

Proceedings	Section 3.12

Purchase Price	Section 1.4

Required Consents	Section 8.2

Restricted Parties	Section 7.1

Sellers	Preamble

Seller Indemnified Parties	Section 5.3

Seller Indemnified Party	Section 5.3

Sellers’ Knowledge	Section 8.2

Software	Section 8.2

Tax	Section 8.2

Tax Returns	Section 8.2

TecGuard	Preamble

TecGuard Business	Recitals

Term	Section 7.1

Third-Party Claim	Section 5.4

Top Vendors	Section 3.23

Trademarks	Section 8.2

Transaction Documents	Section 2.1

Transactions	Section 8.2

Transfer Taxes	Section 8.2

Transferred Employees	Section 7.2

2012 EBITDA Dispute Period	Section 1.4

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2012 EBITDA Statement	Section 1.4

2012 EBITDA Statement Dispute Notice	Section 1.4

2012 Financials	Section 1.4

2013 EBITDA Dispute Period	Section 1.4

2013 EBITDA Statement	Section 1.4

2013 EBITDA Statement Dispute Notice	Section 1.4

2013 Financials	Section 1.4

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 22, 2012, is by and among PC Doctors Acquisition, Inc., a Delaware corporation (“Buyer”); PC Doctors, LLC, a Wisconsin limited liability company (“PC Doctors”); TecGuard, LLC, a Wisconsin limited liability company (“TecGuard” and, together with PC Doctors, each a “Seller” and collectively, “Sellers”); and Robert Posteluk, individually (“Posteluk”).

RECITALS

A.           PC Doctors is engaged in the business of selling cellular phones, internet service, tablets, computers, accessories and computer services (the “PC Doctors Business”).

B.           TecGuard is engaged in the business of selling protection plans for cellular phones and computers (the “TecGuard Business” and, together with the PC Doctors Business, the “Business”).

C.           Posteluk is the sole member of Sellers.

D.           Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers, substantially all of the assets of Sellers, all on the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Sellers and Posteluk (collectively, the “Parties”) hereby agree as follows (capitalized terms used but not defined otherwise in this Agreement are defined in Section 8.2):

ARTICLE 1
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.1           Purchase and Sale of Assets. On and subject to the terms and conditions herein set forth, Sellers hereby agree to sell, assign, transfer, convey and deliver to Buyer as of the Effective Time, and Buyer, in reliance upon the representations, warranties and covenants of Sellers and Posteluk contained herein, hereby agrees to acquire as of the Effective Time, all right, title and interest in and to all assets of Sellers, other than the Excluded Assets (collectively, the “Acquired Assets”), free and clear of any and all Liens, other than Permitted Liens, wherever located and whether or not said Acquired Assets appear or are reflected upon the books and records of Sellers. The Acquired Assets shall include, without limitation, all of Sellers’ right, title and interest in and to the following:

(a)          all cash and cash equivalents;

(b)          all accounts receivable, notes or other evidences of indebtedness of, or right to receive payment from, any Person held by Sellers (the “Accounts Receivable”);

(c)          all inventory, parts and supplies;

(d)          all deposits, credits, pre-paid expenses, deferred charges, advance payments, security deposits, claims for refunds, and prepaid items relating to the Business or the Acquired Assets other than those associated with Excluded Liabilities;

(e)          all rights under the Contracts listed on Schedule 1.1(e), which shall include, for the avoidance of doubt, any residual payments owed to Sellers with respect to Verizon Wireless or Element customer activations on or prior to the Closing Date (the “Acquired Contracts”);

(f)          all Intellectual Property relating to or used in the Business (including the Business Names and associated logos and the domain names www.pearcewireless.com, pcdrs.net, pcdrs.com, tecguard.us, tecguardprotection.com and pearcemobile.com) (collectively, the “Acquired Proprietary Rights”), including all goodwill associated therewith;

(g)          all telephone numbers, fax numbers, email addresses, directory listings, advertising, business forms, files, documents and books and records related to the Business in whatever form, including, without limitation, customer lists, customer prospect lists, customer addresses, work schedules, supplier lists, mailing lists, promotional materials and purchasing materials, and all Intellectual Property relating thereto;

(h)          all equipment, furniture, fixtures, leasehold improvements, computers, tools, parts, supplies, and other personal property owned by Sellers relating to the Business, including, without limitation, the items listed on Schedule 1.1(h) (the “Equipment”);

(i)          all rights of Sellers in and to the Permits relating to the Business, to the extent transferrable;

(j)          all of Sellers’ rights under express or implied warranties from suppliers or manufacturers of Sellers’ Inventory or equipment; and

(k)          all causes of action, claims, warranties (to the extent transferrable), guarantees, refunds, rights of recovery and set off of every kind and character of Sellers relating to the Business, including, without limitation, rights and claims against suppliers and customers and insurance claims

Section 1.2          Excluded Assets. Notwithstanding anything to the contrary herein, the following properties and assets of Sellers shall be retained by Sellers following the Closing and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(a)          all rights of Sellers under or in connection with, or to enforce the obligations of Buyer under or in connection with, this Agreement and/or each Transaction Document;

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(b)          Sellers’ corporate minute books and Tax Returns, including all supporting schedules, attachments, work papers and similar documents;

(c)         all accounts receivable due from either Seller or Posteluk;

(d)         all refunds of, and credits for, Taxes paid by Sellers, even if such refund or credit is received after the Closing Date or applied as a payment or credit against future Taxes payable;

(e)          the claims, properties and assets set forth on Schedule 1.2(e); and

(f)          all rights of Sellers under all Contracts except the Acquired Contracts (the “Excluded Contracts”).

Section 1.3          Assumption of Liabilities; Excluded Liabilities.

(a)          At the Effective Time, subject to the terms and conditions set forth in this Agreement, Buyer will assume and become solely liable for only the following liabilities and obligations (the “Assumed Liabilities”): (i) the Assumed Contractual Obligations, (ii) the Current Accounts Payable incurred in the Ordinary Course of Business and included in the Closing Statement, (iii) accrued vacation obligations, other than those of Posteluk, included in the Closing Statement (“Accrued Vacation Obligations”), (iv) accrued commissions included in the Closing Statement (“Accrued Commissions”), (v) any other current liabilities required by GAAP to be accrued to the extent such liabilities are included in the Closing Statement and (vi) up to the aggregate amount of $312,000 in liabilities relating to protection plans sold by TecGuard prior to the Closing Date. “Assumed Contractual Obligations” means all obligations of Sellers to be performed after the Effective Time under any Acquired Contract, in each case only to the extent that such obligations do not result from (i) a breach or inaccuracy of any covenant, representation or warranty of Sellers under this Agreement, (ii) a breach or default by Sellers under such Acquired Contract or any penalty or acceleration in connection therewith, (iii) the failure of Sellers to pay any amounts due and owing prior to the Effective Time in connection with such Acquired Contract or (iv) an Employee Benefit Plan. “Current Accounts Payable” means the accounts payable of the Sellers that are current under the applicable vendor’s terms.

(b)          Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document but subject to the provisions of Section 7.5, Buyer will not assume, agree to pay, perform or discharge or in any way be responsible for any liabilities of Sellers, whether existing prior to or as of the Closing Date or arising thereafter, except for the Assumed Liabilities, including, but not limited to, any liability relating to the protection plans sold by TecGuard prior to the Closing Date in excess of the aggregate amount $312,000 (collectively, the “Excluded Liabilities”). Buyer does not assume and will not be bound by or obligated or responsible for, and shall have no liability for, any Excluded Liabilities of any kind, character or description, it being understood that Buyer is expressly disclaiming any express or implied assumption of any Excluded Liabilities.

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Section 1.4           Purchase Price.

(a)          The aggregate purchase price for the Acquired Assets and the rights and benefits conferred herein, including, without limitation, the covenants of Sellers and Posteluk set forth in Section 7.1 of this Agreement, (the “Purchase Price”) shall be $3,200,000 (the “Base Purchase Price”), subject to adjustment as provided in Section 1.6 hereof, plus the Contingent Consideration, if any. “Contingent Consideration” means the sum of (i) $550,000 for the fiscal year ending December 31, 2012 if the EBITDA of Buyer for such fiscal year, as set forth in the 2012 EBITDA Statement (as hereinafter defined) is equal to or greater than $1,750,000, and (ii) $1,000,000 if the EBITDA of Buyer for the fiscal year ending December 31, 2013, as set forth in the 2013 EBITDA Statement (as hereinafter defined), is equal to or greater than $2,000,000. For the avoidance of doubt, Buyer shall have no obligation to pay the Contingent Consideration or any portion thereof for any period if the applicable EBITDA amount is not achieved for such period.

(b)          On or prior to the first to occur of (i) five Business Days after the completion of Buyer’s audited financial statements for the year ended December 31, 2012 (the “2012 Financials”) or (ii) May 15, 2013, Buyer shall deliver to Sellers a statement (the “2012 EBITDA Statement”) setting forth Buyer’s calculation of EBITDA for the fiscal year ending December 31, 2012 and including a copy of the 2012 Financials. The 2012 EBITDA Statement delivered by Buyer to Sellers shall be deemed to be final, binding and conclusive on the Parties unless Sellers notify Buyer in writing (a “2012 EBTIDA Statement Dispute Notice”) of a dispute of any amounts reflected on the 2012 EBITDA Statement within 30 days after Sellers’ receipt of the 2012 EBITDA Statement (the “2012 EBITDA Dispute Period”). The 2012 EBITDA Statement Dispute Notice shall state in reasonable detail the basis for Sellers’ objection. The sole permissible grounds for objection shall be that EBITDA was not calculated in accordance with the definition thereof. In the event of such a dispute, Sellers and Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. Any amounts not disputed in the 2012 EBITDA Statement Dispute Notice (if one is delivered) shall be deemed to be accepted by Sellers as final, binding and conclusive. If Sellers and Buyer are unable to reach a resolution within 20 days after Buyer’s receipt of the 2012 EBITDA Statement Dispute Notice, Sellers and Buyer shall submit the amounts remaining in dispute for resolution to an independent accounting firm of national reputation that has not been engaged by any of the Parties within the preceding two years mutually appointed by Sellers and Buyer (the “Accounting Firm”). Any determination by the Accounting Firm shall not be outside the range defined by the respective amounts in the 2012 EBITDA Statement proposed by Buyer and Sellers’ proposed adjustments thereto in the 2012 EBITDA Statement Dispute Notice. The Accounting Firm shall, within 30 days after such submission, determine and report to the Parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties, absent manifest error or willful misconduct. Each of Buyer, on the one hand, and Sellers and Posteluk, jointly and severally, on the other hand, shall bear that percentage of the fees and expenses of the Accounting Firm equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other Party by the Accounting Firm, as determined by the Accounting Firm.

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(c)          On or prior to the first to occur of (i) five Business Days after the completion of Buyer’s financial statements for the year ended December 31, 2013 (the “2013 Financials”) or (ii) May 15, 2014, Buyer shall deliver to Sellers a statement (the “2013 EBITDA Statement”) setting forth Buyer’s calculation of EBITDA for the fiscal year ending December 31, 2013 and including a copy of the 2013 Financials. The 2013 EBITDA Statement delivered by Buyer to Sellers shall be deemed to be final, binding and conclusive on the Parties unless Sellers notify Buyer in writing (a “2013 EBTIDA Statement Dispute Notice”) of a dispute of any amounts reflected on the 2013 EBITDA Statement within 30 days after Sellers’ receipt of the 2013 EBITDA Statement (the “2013 EBITDA Dispute Period”). The 2013 EBITDA Statement Dispute Notice shall state in reasonable detail the basis for Sellers’ objection. The sole permissible grounds for objection shall be that EBITDA was not calculated in accordance with the definition thereof. In the event of such a dispute, Sellers and Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. Any amounts not disputed in the 2013 EBITDA Statement Dispute Notice (if one is delivered) shall be deemed to be accepted by Sellers as final, binding and conclusive. If Sellers and Buyer are unable to reach a resolution within 20 days after Buyer’s receipt of the 2013 EBITDA Statement Dispute Notice, Sellers and Buyer shall submit the amounts remaining in dispute for resolution to an Accounting Firm. Any determination by the Accounting Firm shall not be outside the range defined by the respective amounts in the 2013 EBITDA Statement proposed by Buyer and Sellers’ proposed adjustments thereto in the 2013 EBITDA Statement Dispute Notice. The Accounting Firm shall, within 30 days after such submission, determine and report to the Parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties, absent manifest error or willful misconduct. Each of Buyer, on the one hand, and Sellers and Posteluk, jointly and severally, on the other hand, shall bear that percentage of the fees and expenses of the Accounting Firm equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other Party by the Accounting Firm, as determined by the Accounting Firm.

Section 1.5           Payment of Purchase Price.

(a)          At the Closing, Buyer shall deliver, by wire transfer of immediately available funds to the account(s) designated in advance by Sellers in writing, an amount equal to the Base Purchase Price.

(b)          The Contingent Consideration pursuant to Section 1.4(a)(i), if any, shall be payable three Business Days after the first to occur of: (i) Sellers’ notice to Buyer that they agree with the 2012 EBITDA Statement, (ii) the expiration of the 2012 EBITDA Dispute Period with no 2012 EBITDA Dispute Notice having been sent, (iii) the date on which the 2012 EBITDA is agreed upon by the Parties, (iv) the date on which the 2012 EBITDA is determined by the Accounting Firm or (v) the date on which the 2012 EBITDA is otherwise finally determined. The Contingent Consideration pursuant to Section 1.4(a)(ii), if any, shall be payable three Business Days after first to occur of (i) Sellers’ notice to Buyer that they agree with the 2013 EBITDA Statement, (ii) the expiration of the 2013 EBITDA Dispute Period with no 2013 EBITDA Dispute Notice having been sent, (iii) the date on which the 2013 EBITDA is agreed upon by the Parties, (iv) the date on which the 2013 EBITDA is determined by the Accounting Firm or (v) the date on which 2013 EBITDA is otherwise finally determined.

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(c)          Any amount due pursuant to Section 1.4 which is not paid within 10 Business Days after it is due in accordance with this Section 1.5 shall bear interest at the rate of 7% per annum from the due date until the date paid.

Section 1.6           Purchase Price Adjustment.

(a)          No later than three Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a good faith estimate of the Closing Net Working Capital of Sellers as of the Closing Date (the “Estimated Closing Working Capital”). This estimate shall be prepared in accordance with GAAP. If the Estimated Closing Working Capital is less than One Million, One Hundred Thousand Dollars ($1,100,000), the Base Purchase Price payable at Closing by Buyer shall be reduced on a dollar for dollar basis by such difference.

(b)          Within 60 days after the Closing, Buyer shall prepare and deliver to Sellers a statement setting forth the Closing Net Working Capital (the “Closing Statement”) in the form attached hereto as Exhibit 1.6(b). The Closing Statement shall be accompanied by supporting schedules and information and work papers.

(c)          The Closing Statement delivered by Buyer to Sellers shall be deemed to be final, binding and conclusive on the Parties unless Sellers notify Buyer in writing (a “Closing Statement Dispute Notice”) of a dispute of any amounts reflected on the Closing Statement within 30 days after Sellers’ receipt of the Closing Statement. The Closing Statement Dispute Notice shall state in reasonable detail the basis for Sellers’ objection. The sole permissible grounds for objection shall be that Closing Net Working Capital was not calculated in accordance with the definition thereof. In the event of such a dispute, Sellers and Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. Any amounts not disputed in the Closing Statement Dispute Notice (if one is delivered) shall be deemed to be accepted by Sellers as final, binding and conclusive. If Sellers and Buyer are unable to reach a resolution within 20 days after Buyer’s receipt of the Closing Statement Dispute Notice, Sellers and Buyer shall submit the amounts remaining in dispute for resolution to an Accounting Firm. Any determination by the Accounting Firm shall not be outside the range defined by the respective amounts in the Closing Statement proposed by Buyer and Sellers’ proposed adjustments thereto in the Closing Statement Dispute Notice. The Accounting Firm shall, within 30 days after such submission, determine and report to the Parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties, absent manifest error or willful misconduct. Each of Buyer, on the one hand, and Sellers and Posteluk, jointly and severally, on the other hand, shall bear that percentage of the fees and expenses of the Accounting Firm equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other Party by the Accounting Firm, as determined by the Accounting Firm.

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(d)          If the Closing Net Working Capital is less than the Estimated Closing Working Capital, then the Purchase Price shall be decreased by such deficiency, and Sellers shall pay to Buyer by wire transfer to the account designated by Buyer, the amount of such deficiency within 10 Business Days after the amount of such payment has been finally determined in accordance with this Section 1.6.

(e)          Any amount due pursuant to Section 1.6(d) which is not paid within 10 Business Days after such amount has been finally determined in accordance with this Section 1.6 shall bear interest at the rate of 7% per annum from the due date until the date paid.

Section 1.7           Allocation of Purchase Price. Buyer and Sellers shall allocate the Purchase Price and the Assumed Liabilities (along with any other items constituting consideration for purposes of Section 1060 of the Code) among the Acquired Assets and the restrictive covenants in accordance with Schedule 1.7 and Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). The Allocation (including any adjustment thereto as determined jointly by Buyer and Sellers) shall be binding upon the Parties. Buyer and Sellers shall not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with or contrary to the Allocation unless required to do so by applicable Law.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF POSTELUK

Posteluk hereby represents and warrants to Buyer that:

Section 2.1           Authorization. He has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and each agreement, document, certificate or instrument executed in connection with this Agreement (collectively, the “Transaction Documents”) to which he is a party. The execution and delivery of this Agreement and the Transaction Documents to which he is a party, the performance by him of his obligations hereunder and thereunder, and the consummation by him of the Transactions have been duly authorized, and no other act or proceeding on his part is necessary to consummate the Transactions. This Agreement and the Transaction Documents to which he is a party have been duly executed and delivered by him and, assuming due execution by Buyer, constitute his legal, valid and binding obligation, enforceable against him in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally, and the availability of equitable remedies.

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Section 2.2           Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any multi-national, national, state, provincial, local, governmental, judicial, quasi-governmental, administrative or other authority, agency, commission or organization (collectively, “Governmental Authority”) or other Person is required to be made, obtained or given by him in connection with his authorization, execution, delivery and performance of this Agreement and the Transaction Documents to which he is a party, or his consummation of the Transactions.

Section 2.3           No Violation. His execution, delivery and performance of this Agreement and the Transaction Documents to which he is a party and the consummation of the Transactions by him will not:

(a)          result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, or otherwise affect any of his rights under, any mortgage, note, bond, indenture, Contract or other instrument or obligation of any kind or nature, in any case whether written or oral, by which he may be bound or affected;

(b)          violate or conflict with any law, rule, regulation, statute, ordinance, treaty, constitution, directive or code of any Governmental Authority (collectively, “Laws”) to which he is subject; or

(c)          violate or conflict with any order, permit, writ, injunction, judgment or decree (collectively, “Orders”) applicable to him.

Section 2.4           No Brokers or Finders. Other than Wall Street Private Equity (the fees of which shall be Expenses of Sellers), no agent, broker, investment banker or other Person acting on his behalf, or under his authority, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby, jointly and severally, represents and warrants to Buyer that:

Section 3.1           Authorization. Each Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the Transaction Documents to which either Seller is a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by Sellers of the Transactions have been duly authorized by all necessary limited liability company action, and no other act or proceeding on the part of either Seller is necessary to consummate the Transactions. This Agreement and the Transaction Documents to which either Seller is a party have been duly executed and delivered by such Seller and, assuming due execution by Buyer, constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally, and the availability of equitable remedies.

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Section 3.2           Consents and Approvals. Except as set forth on Schedule 3.2, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made, obtained or given by Sellers in connection with the authorization, execution, delivery and performance by Sellers of this Agreement and the Transaction Documents to which either Seller is a party, or the consummation of the Transactions by Sellers.

Section 3.3           No Violation. The execution, delivery and performance by Sellers of this Agreement and the Transaction Documents to which either Seller is a party and the consummation of the Transactions by Sellers will not:

(a)           result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Sellers under, any mortgage, note, bond, indenture, Contract or other instrument or obligation of any kind or nature, in any case whether written or oral, by which either Seller or the Acquired Assets may be bound or affected, assuming the consents listed on Schedule 3.2 are obtained;

(b)           violate or conflict with any Law to which either Seller is subject;

(c)           violate or conflict with any Order applicable to either Seller or result in any limitation on or cancellation of any permit applicable to either Seller;

(d)           violate any provision of the charter or governing documents of either Seller; or

(e)           result in the creation or imposition of any Lien upon any Acquired Asset.

Section 3.4           No Brokers or Finders. Other than Wall Street Private Equity (the fees of which shall be Expenses of Seller), no agent, broker, investment banker or other Person acting on behalf of Seller, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated hereby.

Section 3.5           Organization. PC Doctors is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Wisconsin. TecGuard is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Wisconsin. Each Seller has all requisite power and authority to own, lease and operate the Acquired Assets owned by such Seller and to carry on the Business as now being conducted.

Section 3.6           Financial Statements and Financial Data.

(a)          Schedule 3.6(a) contains copies of the following financing statements of Sellers (collectively, the “Financial Statements”):

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(i)          the unaudited balance sheet of each Seller as of December 31, 2009, December 31, 2010 and December 31, 2011 and the related income statements for the years then ended; and

(ii)         the unaudited balance sheet of each Seller as of [March 31,] 2012 (the “Balance Sheet”) and the unaudited related income statements for the three-month period then ended.

(b)          Each of the Financial Statements (i) is true, complete and correct in all material respects, (ii) is consistent with the books and records of Sellers (which, in turn, accurately and fairly reflect in all material respects all the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by, Sellers), (iii) fairly and accurately presents in all material respects Sellers’ results of operations for the periods covered thereby, and (iv) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. None of the Financial Statements contains any material items of a special or nonrecurring nature, except as expressly stated therein.

Section 3.7           Absence of Undisclosed Liabilities.

(a)          Sellers do not have any material liabilities of any nature affecting the Business or the Acquired Assets arising out of any transaction, series of transactions, action or inaction entered into or occurring on or prior to the date hereof, or any state of facts or condition existing on or prior to the date hereof, in each case which would be required to be disclosed on a balance sheet in accordance with GAAP, except for liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet.

(b)          There are not now, nor have there been during the past year, any Guarantees outstanding.

Section 3.8           Absence of Changes or Events. Except as disclosed on the Financial Statements or as set forth on Schedule 3.8, since December 31, 2011, Sellers have conducted the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2011, except as disclosed on Schedule 3.8, there has not been:

(a)          one or more events, occurrences, developments or states of circumstances or facts which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)          any amendment, termination, cancellation or non-renewal of any material Contract relating to the Business;

(c)          any acquisition, disposition or abandonment by either Seller of any business or line of business or the disposition of assets, which acquisition, disposition or abandonment relates to the Business, whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise, other than the sale of inventory in the ordinary course of business or the disposition of obsolete inventory or equipment;

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(d)          any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the Business, the Acquired Assets, or either Seller;

(e)          any delay or postponement of any payment of any accounts payable or any other liability relating to the Business, or any extension or agreement to extend the payment date of any such accounts payable or other liability relating to the Business, in any case, other than in the ordinary course of business consistent with past practices;

(f)          any change in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts or cancellation of any debts or waivers of any claims or rights of substantial value;

(g)          any change by either Seller in its method of accounting or accounting practice (other than changes required under applicable Law or GAAP) or any failure by either Seller to maintain its books, accounts and records in the ordinary course of business consistent with past practices;

(h)          any acceleration or delay in the sale or delivery of any products or services of the Business in a manner inconsistent with past practices; or

(i)          any binding commitment by either Seller to do any of the foregoing.

Section 3.9          Assets

(a)          Sellers own good title to all of the Acquired Assets, free and clear of any and all Liens. Sellers have the right to convey, and upon consummation of the Transactions, Sellers will have conveyed to Buyer, and Buyer will be vested with good title to, the Acquired Assets, free and clear of all Liens except for Permitted Liens. The Acquired Assets constitute all of the assets necessary to operate the Business as presently conducted.

(b)          Except as set forth on Schedule 3.9(b)(i), there are no material personal property, inventory, supplies, contracts or other rights or assets owned by any Affiliate of Sellers that are used in the Business, or have been used in the Business at any time since December 31, 2010. Except as set forth on Schedule 3.9(b)(ii), none of the Acquired Assets are used for any purpose other than in the operation of the Business.

Section 3.10        Proprietary Rights

(a)          Sellers own all right, title and interest in and to, or possess a license or other rights to use, all Acquired Proprietary Rights as currently used by Sellers, free and clear of all Liens.

(b)          Schedule 3.10(b) contains a complete list of all of Sellers’ patents and patent applications, registered or applied-for trademarks and service marks, domain names, and copyright registrations and applications for registration thereof; including the name of the registered owner, date of registration or application and name of registration body where the registration or application was made. None of the registrations or applications set forth on such Schedule are, to Sellers’ Knowledge, subject to any challenge, opposition, nullity proceeding or interference or threats to commence same.

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(c)          To Sellers’ Knowledge, except for Intellectual Property which is owned by third parties, the Acquired Proprietary Rights were developed by employees of Sellers acting within the scope of their employment or by consultants or contractors who have assigned all of their right, title and interest in and to such Intellectual Property (“Owned Proprietary Rights”). No current or prior officer, manager, employee or consultant of Sellers claims, and Sellers are not aware of any grounds to assert a claim to, any ownership interest in any such Owned Proprietary Rights as a result of having been involved in the development, thereof while employed or engaged by Sellers or otherwise.

(d)          Upon consummation of the Transactions, all Acquired Proprietary Rights will, immediately subsequent to the Effective Time, be owned or licensed by Buyer on such terms and conditions as are identical to those terms and conditions pursuant to which such Acquired Proprietary Rights are owned or licensed by Sellers immediately prior to the Effective Time.

(e)          All Owned Proprietary Rights are valid and enforceable in all jurisdictions in which the Business is conducted. The conduct of the Business and Sellers’ use of any of the Acquired Proprietary Rights have not infringed, misappropriated or otherwise violated, and are not infringing, misappropriating or otherwise violating, any Intellectual Property of any Person (provided that the foregoing representation and warranty shall not be applicable to the extent that a breach thereof arises from or relates to infringement, misappropriation or other violation of Intellectual Property by a Seller’s licensor for which such Seller does not have Knowledge); no Proceeding against Sellers have been commenced or is, to Sellers’ Knowledge, threatened, challenging the validity, enforceability, ownership, or use of any Acquired Proprietary Rights; and Sellers have not received any written notice of infringement or other violation, or any other challenge in regard to the validity, enforceability, ownership or use of or to any Acquired Proprietary Rights. To Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Acquired Proprietary Rights.

(f)          Sellers have taken all reasonable measures to safeguard and maintain the confidentiality of all material confidential information and trade secrets of the Business. To Sellers’ Knowledge, no current or former equityholder, officer, employee, independent contractor or agent of Sellers has made a material disclosure of, or otherwise used in an unauthorized manner, any confidential information of the Business.

Section 3.11         Contracts. Sellers have provided Buyer with true, correct and complete copies of all Acquired Contracts. Sellers are not in default, and no event has occurred that with the giving of notice or passage of time or both would constitute a default, under any Acquired Contract. To Sellers’ Knowledge, no other party to any Acquired Contract is in default thereunder nor, to Sellers’ Knowledge, has any event occurred that with the giving of notice or the passage of time or both would constitute a default by any other party to any such Acquired Contract. Except as set forth on Schedule 3.11, each Acquired Contract is in full force and effect, is valid and enforceable against the parties thereto in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies, and is not subject to any claims, charges, set-offs or defenses.

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Section 3.12         Litigation. Except as set forth on Schedule 3.12, there is not currently and, since December 31, 2010 there has not been any suit, action, proceeding, claim, Order, investigation or grievance (collectively, “Proceedings”), pending before any court or any other Governmental Authority or, to Sellers’ Knowledge, threatened against either Seller or any of the current or former officers, directors or employees of either Seller with respect to either Seller or the Business or the Acquired Assets. Except as set forth on Schedule 3.12, neither Seller is subject to any Order of any court or other Governmental Authority. Neither Seller is engaged in any Proceeding that relates to the Business or any of the Acquired Assets to recover monies due it or for damages sustained by it or to cause a third party to act or refrain from acting in a certain manner.

Section 3.13         Compliance with Applicable Laws. Except as set forth on Schedule 3.13, Sellers are and have been in compliance with all Laws in connection with the conduct, ownership, use, occupancy or operation of the Business and the Acquired Assets, except for instances of noncompliance that would not reasonably be expected to result in any Material Adverse Effect, and neither Seller has received written notice of any violation of any Law by either Seller in connection with the conduct, ownership, use, occupancy or operation of the Business or the Acquired Assets.

Section 3.14         Real Property. Neither Seller owns any real property. Schedule 3.14 lists all real property leased by either Seller (the “Leased Real Property”). Sellers do not have any past due obligation as lessee under any real property lease identified on Schedule 3.14. To Sellers’ Knowledge, there is no pending or threatened condemnation or other governmental taking of any Leased Real Property or any part thereof. There are no special, general or other assessments pending against either Seller.

Section 3.15         Taxes. Except as set forth on Schedule 3.15:

(a)          Each Seller has timely filed all material Tax Returns that it was required to file with the appropriate Governmental Authorities in all jurisdictions in which such returns are required to be filed. All such Tax Returns accurately and correctly reflect the Taxes of each Seller for the periods covered thereby and are complete in all material respects. All Taxes due and payable by either Seller on or prior to the Closing Date have been or will be timely paid. To Sellers’ Knowledge, there is no basis for any Governmental Authority to assess any additional Taxes on either Seller for any period for which Tax Returns of such Seller have been filed. No claim has ever been made by an authority in a jurisdiction where either Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no encumbrances on any of the Acquired Assets or assets of either Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

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(b)          Each Seller has withheld or collected and paid or deposited in accordance with law all material Taxes required to have been withheld or collected and paid or deposited by such Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)          There is no dispute or claim concerning any liability relating to Taxes of either Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which such Seller or its managers or officers (and employees responsible for Tax matters) has Knowledge. There are no Tax statements of deficiency assessed against or agreed to by either Seller since its inception. No examination or audit of any Tax Return of either Seller by any Governmental Authority is currently in progress or, to Sellers’ Knowledge, threatened or contemplated.

(d)          Each Seller is a “disregarded entity” of Posteluk for federal income tax purposes.

Section 3.16        Insurance Policies. Attached hereto as Schedule 3.16(a) is a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds and surety bonds held by or applicable to Sellers, the Business or the Acquired Assets at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. Except as disclosed on Schedule 3.17 attached hereto, there has been no material change in the type of insurance coverage maintained by Sellers during the past five years, nor has there been any time during such period in which Sellers had no insurance coverage. No insurance policy of either Seller has been cancelled within the last three years and, to Sellers’ Knowledge, no threat has been made to cancel any insurance policy of either Seller within such period. No pending claims made by or on behalf of either Seller under such policies have been denied. All premiums payable with respect to such policies have been timely paid, or adequate arrangements for payment have been made.

Section 3.17         Employee Benefit Plans.

(a)          Schedule 3.17(a) sets forth a correct and complete list of all Employee Benefit Plans. Each Employee Benefit Plan has been in substantial compliance and currently substantially complies in form and in operation in all respects with all applicable Law, and has been and is operated substantially in accordance with its terms, except for instances of noncompliance as would not result in harm to Buyer. Except as would not result in harm to Buyer, all contributions (including all employer and employee contributions) have been timely made to each applicable Employee Benefit Plan.

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(b)          Within the past six years, neither Seller nor any ERISA Affiliate has at any time participated in or made contributions to or had any other liability or potential liability with respect to a plan that is (i) a “multiemployer plan” within the meaning of Section 3(37) and Section 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) any plan subject to Section 412 or 432 0f the Code or to Title IV of ERISA.

Section 3.18         Employees and Labor Matters. Set forth on Schedule 3.18(a) is a list of the employees of the Business, setting forth each such Person’s name, title, location, and current rate of compensation. Except as set forth on Schedule 3.18(a), no Person listed thereon has received any bonus or increase in compensation since, and there has been no “general increase” in the compensation or rate of compensation payable to any employees of the Business since December 31, 2011, nor since such date has either Seller made any promise to the employees of the Business orally or in writing, of any bonus or increase in compensation, whether or not legally binding. Neither Seller is a party to or obligated with respect to any collective bargaining agreement with any labor union or other representative of employees or any employee benefits provided for by any such agreement. With respect to the Business, no strike, work stoppage, slowdown, material labor dispute or union organizational activity has occurred at any time since January 1, 2010 or is pending or, to Sellers’ Knowledge, threatened against Seller. No employee of the Business is currently on short-term disability or long-term disability or on any other leave of absence. Schedule 3.18(b) sets forth the name, work location and date of termination of any employee of either Seller whose employment with one of the Sellers was involuntarily terminated within 91 days prior to the date hereof.

Section 3.19         Permits. A true and complete list of all governmental permits and licenses necessary for the operation of the Business in the manner that it is presently conducted is set forth on Schedule 3.19 (collectively, “Permits”). Each Seller has all such Permits and is in compliance in all material respects with all terms and conditions of any such Permit. No action or proceeding seeking or contemplating the revocation or suspension of any Permit is pending or, to Sellers’ Knowledge, threatened.

Section 3.20         Environmental Matters.

(a)          No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no Proceeding is pending or, to Sellers’ Knowledge, threatened against either Seller, in each case which is unresolved, with respect to any matters arising out of any Environmental Law and related to either Seller, the assets, properties or Business.

(b)          Each Seller is in compliance with all Environmental Laws, and possesses and is in compliance with all material permits, authorizations and licenses required for its current operations under applicable Environmental Laws, except for instances of noncompliance that would not reasonably be expected to result in any Material Adverse Effect.

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Section 3.21         Transactions with Affiliates. Except as set forth on Schedule 3.21, there are no loans, leases or other continuing transactions between Sellers or between either Seller on the one hand and (i) any officer, manager or employee of either Seller; or (ii) Posteluk; or (iii) any respective family member or affiliate of such officer, manager or employee or Posteluk on the other hand. Except as set forth on Schedule 3.21, none of either Seller, Posteluk, or officer, manager, employee or Affiliate of either Seller or Posteluk possesses, directly or indirectly, any financial interest in, or is a stockholder, director, officer, member, manager, employee or Affiliate of, any corporation, firm, association or business organization which is a client, supplier, distributor, broker, lessor, lessee, sublessor, sublessee or competitor of either Seller. There are no assets or contracts used in connection with or related to the Business, which are owned by Posteluk or anyone other than one of Sellers.

Section 3.22         Accounts Receivable. The Accounts Receivable represent bona fide obligations arising from sales made by Sellers in the Ordinary Course of Business, and the reserves and allowances established by Sellers with respect thereto are in accordance with Sellers’ policies and procedures and are reasonable, taking into account current market conditions and the historical patterns of the Business. Except as set forth on Schedule 3.22, none of the Accounts Receivable is subject to discount and all Accounts Receivable are collectible in the Ordinary Course of Business subject to ordinary reserves. Seller has not received and does not expect to receive any written notice from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any of the Accounts Receivable. No contest with respect to the amount or validity of any Account Receivable is pending. The values at which Accounts Receivable are carried on the Financial Statements reflect the policies and past procedures of Sellers, are consistent with past practice and are in accordance with GAAP, consistently applied.

Section 3.23         Vendors. Schedule 3.23 attached hereto sets forth Sellers’ top four vendors (the “Top Vendors”). Except as set forth on Schedule 3.23, there are no material outstanding disputes with any Top Vendor, and no Top Vendor has give notice that it will not do business with (or that it will materially reduce its business with) Sellers in the future or with Buyer following the consummation of the transactions contemplated by this Agreement. Sellers are not delinquent on any payments to the Top Vendors.

Section 3.24         Disclosure. Each Seller and Posteluk recognize that Buyer is basing its decision to consummate the acquisition of the Acquired Assets in reliance upon Posteluk’s and Sellers’ representations and warranties, the Financial Statements, covenants and information in Posteluk’s and Sellers’ Disclosure Schedules. No representation or warranty by Posteluk or Sellers contained in this Agreement or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Sellers or Posteluk pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that:

Section 4.1           Organization. Buyer is a corporation duly organized and validly existing under the laws of Delaware. Buyer has the corporate power and authority to own all of its properties and assets and to conduct its business, except where the failure to have such power would not have a material adverse effect on its business.

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Section 4.2           Authorization. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action and no other act or proceeding on the part of Buyer is necessary to consummate the Transactions. Buyer has all requisite power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which Buyer is a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery hereof by Sellers and Posteluk, this Agreement and the Transaction Documents to which Buyer is a party constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally, and the availability of equitable remedies.

Section 4.3           No Violation. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the Transactions do not and will not:

(a)           result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, Contract or other instrument or obligation of any kind or nature by which Buyer may be bound or affected;

(b)           violate any Laws or conflict with any Order; or

(c)           violate any provision of the certificate of incorporation or bylaws of Buyer.

Section 4.4           Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority is required to be made, obtained or given by Buyer in connection with Buyer’s authorization, execution and delivery of this Agreement or the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions.

Section 4.5           No Brokers or Finders. No agent, broker, investment banker or other Person acting on behalf of Buyer or its Affiliates, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated hereby.

Section 4.6           Financing. Buyer will have as of Closing, available cash to pay on a timely basis all of the consideration payable under Article 1 as required by this Agreement, and to make all other necessary payments in connection with the Transactions and to pay all related Expenses of Buyer.

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ARTICLE 5
INDEMNIFICATION

Section 5.1           Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of 12 months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections 3.15 and 3.20 shall survive the Closing until the expiration of the applicable statute of limitations and (ii) the representations and warranties set forth in Article 2 and Sections  3.1, 3.3, 3.5, 3.9(a) and Article 4 of this Agreement shall survive indefinitely. Notwithstanding the foregoing, any claim for fraud or willful misconduct shall survive indefinitely. The representations and warranties identified in the immediately preceding sentence are referred to herein as the “Fundamental Representations”. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely.

Section 5.2           Indemnification by Sellers and Posteluk. From and after the Closing, Sellers and Posteluk agree, jointly and severally, to indemnify, defend and save Buyer and its Affiliates, equityholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Proceedings, causes of action, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of Sellers or Posteluk contained in Article 2 or 3 of this Agreement or in any Transaction Document; (b) the failure of Sellers or Posteluk to perform any of their or his covenants or obligations contained in this Agreement, the Transaction Documents or in any exhibit or schedule hereto or thereto; or (c) any Excluded Liability.

Section 5.3           Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and save Sellers, Posteluk and Sellers’ officers, directors, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article 4 of this Agreement or in the Transaction Documents, (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement or the Transaction Documents or in any exhibit or schedule attached hereto or thereto or (c) any Assumed Liability.

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Section 5.4           Indemnification Procedure.

(a)           If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article 5, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Proceeding, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 5 (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (x) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (y) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b)           In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.5           Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 5.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 5.5 shall be deemed to extend the period for which Sellers’ representations and warranties will survive Closing as set forth in Section 5.1 above.

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Section 5.6           Limitations on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of Sellers and Posteluk to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section to 5.2 is subject to the following:

(a)          Sellers and Posteluk shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 5.2(a) to the extent that the amounts otherwise indemnifiable for such breaches exceeds an aggregate maximum of $640,000; provided, however, that the foregoing limitation shall not apply to claims for Losses arising from (i) a breach of the representations and warranties set forth in Article 2 or Sections 3.1, 3.2, 3.3, 3.4, 3.5, or 3.15 or (ii) any Excluded Liability or Lien not otherwise assumed hereby by Buyer, including any Third Party Claim relating to any Excluded Liability.

(b)          Sellers and Posteluk shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 5.2(a) until and unless the aggregate amounts indemnifiable for such breaches exceeds $60,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $60,000, the Buyer Indemnified Parties shall be entitled to indemnification hereunder for all such Losses.

(c)          Sellers and Posteluk shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 5.2(a) unless the claim therefor is asserted in writing on or prior to the expiration of the applicable survival period.

(d)          Notwithstanding anything contained herein to the contrary, no Buyer Indemnified Party shall be entitled to make any claims for indemnification with respect to any matter to the extent (i) the Purchase Price has been adjusted after the date hereof to reflect such matter or Buyer has unsuccessfully asserted a claim pursuant to Section 1.6 to adjust the Purchase Price with respect to such matter or (ii) any reserve with respect thereto was included on the Closing Statement or the Balance Sheet (but only to the extent of such reserve amount).

(e)          Buyer shall use its commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to the Buyer Indemnified Parties by Sellers and Posteluk under this Article 5, including its commercially reasonable efforts to pursue insurance proceeds or other reimbursement or indemnity arrangements; provided that, nothing herein shall be deemed to require Buyer to pursue any such other legal rights and remedies prior to bringing any claim for indemnification hereunder.

(f)          Except with regard to indemnification for claims actually paid to third parties, Losses payable by an Indemnifying Party under this Article 5 shall not include punitive damages, damages related to mental or emotional distress, exemplary damages or damages calculated as a multiple of earnings.

Section 5.7          Payments. Payments of all amounts owing by an Indemnifying Party under this Article 5 shall be made promptly upon the determination in accordance with this Article 5 that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

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Section 5.8           Purchase Price Adjustment. Any indemnification received under this Article 5 shall be treated by Buyer, Sellers, Posteluk and their respective Affiliates for Tax purposes as an adjustment to the Purchase Price.

Section 5.9           Exclusive Remedy. Any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the Transactions or otherwise in respect of the status, operations, condition or ownership of Sellers or their respective businesses or properties on or prior to the Closing Date must be brought by either party in accordance with the provisions and applicable limitations of this Article 5, which in the absence of fraud or willful misconduct shall constitute the sole and exclusive remedy of all Parties, their Affiliates, successors and assigns and all Persons who may claim any rights through them, for any such claim or cause of action.

ARTICLE 6
CLOSING

Section 6.1           Closing. The Transactions shall be consummated at a closing (the “Closing”), which shall take place at 10:00 a.m., Chicago time on the date three Business Days after each party has satisfied the conditions to closing set forth in Sections 6.2 and 6.3 at the offices of Katten Muchin Rosenman LLP, 525 W. Monroe, Suite 1900, Chicago, Illinois 60661, remotely via the exchange of executed documents and other closing deliverables or at such other time and place as may be agreed to by the Parties in writing. The date on which the Closing occurs shall be referred to as the “Closing Date.” The Closing shall be deemed effective at 12:01 a.m. on the Closing Date (the “Effective Time”).

Section 6.2           Conditions to Sellers’ Obligations. The obligations of Sellers to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Sellers:

(a)          There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any material part of the Transactions.

(b)          (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except in each case for those representations and warranties qualified as to “material,” “materiality,” “Material Adverse Effect” or similar expressions, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (except to the extent that any representation and warranty expressly speaks as of a date earlier than the Closing Date, in which case such representation and warranty shall speak solely as of such earlier date), and (ii) Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing (except in each case for those agreements that are qualified as to “material,” “materiality,” “Material Adverse Effect” or similar expressions, which shall have been performed or complied with in all respects).

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(c)          No action or proceeding shall have been instituted by any Governmental Authority and, at what would otherwise have been the Closing Date, remain pending to restrain or prohibit any material part of the Transactions or to seek any material divestiture or to revoke or suspend any material license, permit, order or approval by reason of any of the Transactions; nor shall any Governmental Authority have notified any party to this Agreement or any of their respective Affiliates that consummation of any material part of the Transactions would constitute a violation of the laws of any jurisdiction or that it intends to commence an action or proceeding to restrain or prohibit any material part of the Transactions or to require such material divestiture, revocation or suspension; unless, in either such case, such Governmental Authority shall have withdrawn such notice and abandoned such action or proceeding.

Section 6.3           Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

(a)          There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any material part of the Transactions.

(b)          (i) The representations and warranties of Sellers and Posteluk set forth in this Agreement shall be true and correct in all material respects (except in each case for those representations and warranties qualified as to “material,” “materiality,” “Material Adverse Effect” or similar expressions, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (except to the extent that any representation and warranty expressly speaks as of a date earlier than the Closing Date, in which case such representation and warranty shall speak solely as of such earlier date), and (ii) each of Sellers and Posteluk shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it or him prior to or at the Closing (except in each case for those agreements that are qualified as to “material,” “materiality,” “Material Adverse Effect” or similar expressions, which shall have been performed or complied with in all respects).

(c)          No action or proceeding shall have been instituted by any Governmental Authority and, at what would otherwise have been the Closing Date, remain pending to restrain or prohibit any material part of the Transactions or to seek any material divestiture or to revoke or suspend any material license, permit, order or approval by reason of any of the Transactions; nor shall any Governmental Authority have notified any party to this Agreement or any of their respective Affiliates that consummation of any material part of the Transactions would constitute a violation of the laws of any jurisdiction or that it intends to commence an action or proceeding to restrain or prohibit any material part of the Transactions or to require such material divestiture, revocation or suspension; unless, in either such case, such Governmental Authority shall have withdrawn such notice and abandoned such action or proceeding.

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(d)          The Required Consents shall have been obtained by Sellers.

(e)          Buyer has completed its due diligence investigation of Sellers’ results of operations to its reasonable satisfaction.

Section 6.4          Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(a)          a Bill of Sale and Assignment and Assumption Agreement (the “Bill of Sale”) and such other assignments and instruments of conveyance and transfer duly executed by Sellers, as shall be effective to vest Buyer with full and complete right, title and interest in and to the Acquired Assets, free and clear of all Liens;

(b)          a certificate executed and delivered by Posteluk attesting and certifying as to the organizational documents of Sellers (including Sellers’ charters, certified as of a recent date by the Secretary of State of the State of Wisconsin, and Sellers’ limited liability company agreements);

(c)          certificate of good standing of each Seller issued not earlier than five days prior to the Closing Date by the Secretary of State of the State of Wisconsin;

(d)          all Required Consents;

(e)          evidence satisfactory to Buyer that all Liens on the Acquired Assets have been released;

(f)          amendments to the leases for the real property located in Hayward, Neillsville, Rapids, Adams and the corporate office adding a six-month termination provision, duly executed by all parties thereto;

(g)          a non-foreign affidavit dated as of the Closing Date sworn under penalty of perjury and in form and substance required under the Treasury Regulation pursuant to Section 1445 of the Code from each Seller stating that it is not a “Foreign Person” as defined in Section 1445 of the Code; and

(h)          such other documents and instruments as Buyer may reasonably require in order to effectuate the Transactions.

All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.

Section 6.5          Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(a)          federal funds wire transfer in an amount equal to the Base Purchase Price;

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(b)          the Bill of Sale, duly executed by Buyer; and

(c)          such other documents and instruments as Sellers may reasonably require in order to effectuate the Transactions.

All documents and instruments delivered to Sellers shall be in form and substance reasonably satisfactory to Sellers.

ARTICLE 7
COVENANTS AND OTHER AGREEMENTS

Section 7.1           Non-Competition; Confidentiality. The Parties agree that Buyer is relying on the covenants and agreements set forth in this Section 7.1, that without such covenants Buyer would not enter into this Agreement or the Transactions, and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.

(a)          Non-competition. In furtherance of the transfer of the Acquired Assets to Buyer hereunder by virtue of the Transactions, to more effectively protect the value of the Acquired Assets so transferred, and to induce Buyer to consummate the Transactions, Sellers and Posteluk (the “Restricted Parties”) covenant and agree that, during the Term (as defined below), the Restricted Parties will not, nor will the Restricted Parties permit any of their Affiliates to, invest in, provide assistance to, engage or participate in (whether directly or indirectly, individually or as an investor, owner, securityholder, partner, member, director, manager, officer, employee, consultant, sales representative, lender, distributor or agent of any other Person), or receive any compensation or economic benefit in connection with, any business that is considered to be competitive with the Business or any portion thereof, anywhere in the United States of America. Notwithstanding the foregoing, nothing contained in this Section 7.1(a) shall prohibit any Restricted Party or any of its Affiliates from owning less than two percent of any class of stock listed on a national securities exchange or traded in the over-the-counter market or being employed by Buyer to work in the Business. Posteluk’s ownership of a 49% membership interest in PEARCE Companies LLC, a 50% membership interest in S&R Enterprises LLC and a 51% membership interest in PEARCE Printing LLC shall not be deemed to violate Section 7.1(a), provided, that such entities shall not compete with the Business. The “Term” shall mean the period beginning on the Closing Date and ending upon the fourth anniversary of the Closing Date.

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(b)          Confidentiality. The Restricted Parties recognize and acknowledge that (i) as of the Closing, they have knowledge of confidential and proprietary information concerning Buyer, the Business and the Acquired Assets (“Confidential Information”) and (ii) may continue to have access to Confidential Information after the Closing. In light of the foregoing, from and after the Closing, each Restricted Party shall, and shall cause his or its Affiliates to, maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information. Notwithstanding the foregoing, (A) Posteluk, while employed by Buyer, may use the Confidential Information in furtherance of Buyer’s interests, (B) the Restricted Parties may disclose any Confidential Information as required by Law and (C) the Restricted Parties may disclose Confidential Information that is in the public domain or is known to the Person to whom it was or may be disclosed through no wrongful act on the part of such Restricted Party, any of his or its Affiliates or any of his or its agents. In the event that any Restricted Party reasonably believes after consultation with counsel that it or he is required by Law to disclose any Confidential Information, such Restricted Party will (x) provide Buyer with prompt notice before such disclosure in order that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (y) cooperate with Buyer in attempting to obtain such order or assurance. For the avoidance of doubt, this Section 7.1(b) shall not apply to any disclosures made by any Restricted Party in connection with or relating to the preparation, audit or review of Tax Returns, any inquiries by any Governmental Authority relating to Taxes, or any claim asserting liability for Taxes.

(c)          Interference with Relationships. During the Term, except as requested by or on behalf of Buyer, no Restricted Parties or any of its or his Affiliates shall, directly or indirectly, employ, engage or recruit, solicit, contact or approach for employment or engagement, or participate as an employee, agent, independent contractor, owner, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business that employs, engages or recruits, solicits, contacts or approaches for employment or engagement, any Transferred Employee (other than Posteluk), or otherwise seek or attempt to influence or alter any such Transferred Employee’s relationship with Buyer.

(d)          Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 7.1 too lengthy or the geographic area covered too extensive, the other provisions of this Section 7.1 shall nevertheless stand, the Term shall be deemed to be the longest period permissible by Law under the circumstances and geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances. The court in each case shall reduce the Term and/or geographic area covered to permissible duration or size.

Section 7.2           Employees of the Business; Employee Benefit Matters

(a)          Buyer shall offer employment to substantially all employees of the Business who are in good standing as of the Closing Date on terms substantially similar to those in effect on the date hereof. Those employees who accept such offers of employment shall be referred to herein as the “Transferred Employees”. Each Seller shall use reasonable efforts to assist Buyer in hiring each Transferred Employee. From the date hereof until the first to occur of the Closing Date or the termination of this Agreement, each Seller shall not take any action, directly or indirectly, to prevent or discourage any such Transferred Employee from being employed by Buyer as of the Closing Date. Each Seller shall be responsible for (i) any claims, liabilities or obligations arising, accrued or incurred on or prior to the Closing Date under applicable Law under such Seller’s Employee Benefit Plans, such Seller’s worker’s compensation, unemployment and disability arrangements, employment or severance agreements, any stock options or other equity based, bonus, incentive or deferred compensation or severance plan or arrangement and (ii) the collection of premiums and all related costs of benefits offered under the continuation of benefits provisions of COBRA for all employees of the Sellers and their dependents who are not Transferred Employees. Nothing herein shall be construed or interpreted to impose on Buyer any obligation for the continuation of employment of any employee for any period of time following the Closing or limitation on its ability to determine compensation or benefits provided to any employee, who becomes a Transferred Employee except, with respect to Posteluk, as provided in the employment agreement between Posteluk and Buyer.

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(b)          Each Seller shall be responsible for and shall, as of the Closing Date, have fully paid and satisfied in full all amounts owed to any employee, including wages, salaries, severance pay, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any Employee Benefit Plan) relating to the period of employment by such Seller, or on account of the termination thereof, and each Seller shall indemnify Buyer and hold Buyer harmless from any liabilities or Liens thereunder. Notwithstanding the foregoing, Buyer shall be responsible for all Accrued Vacation Obligations and Accrued Commissions.

Section 7.3           Nonassignable Contracts. To the extent that the assignment hereunder by Sellers to Buyer of any Acquired Contract is not permitted or is not permitted without the consent of any other party to the Acquired Contract, this Agreement shall not be deemed to constitute an assignment of any such Acquired Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Acquired Contract, and Buyer shall not assume any obligations or liabilities thereunder. With respect to any such Acquired Contract, Sellers and Posteluk shall continue to use their respective reasonable efforts to obtain such consents and shall cooperate with Buyer in any arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Acquired Contracts.

Section 7.4           Further Assurances.

(a)          Each of the Parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate the Transactions as soon as reasonably practicable. If all of the conditions to a Party’s obligation to close hereunder shall have been satisfied, such party shall diligently proceed to close.

(b)          Each of the Parties agrees that subsequent to the Closing Date upon the reasonable request of any other Party, it shall execute and deliver, or cause to be executed and delivered, such further reasonable instruments and take such other commercially reasonable actions as may be necessary to carry out the Transactions or to vest, perfect or confirm ownership of the Acquired Assets in Buyer.

Section 7.5           Transfer Taxes. To the extent there are any, Sellers, shall pay all transfer, documentary, sales, use, stamp, registration, recording and other such Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the sale and transfer of the Acquired Assets. The Parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required. The Parties will cooperate with each other and use their commercially reasonable efforts to minimize the Taxes attributable to the transfer of the Acquired Assets, subject to applicable Law.

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Section 7.6           Conduct of the Business Pending Closing. Except as set forth on Schedule 7.6, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a)          Sellers shall conduct their operations in the Ordinary Course of Business, and they shall use their commercially reasonable efforts to preserve the present relationships between Sellers and their respective suppliers, distributors, customers and other Persons having business relationships with them; and

(b)          without limiting the generality of the foregoing, neither Seller shall, except with Buyer’s prior written consent:

(i)          make or grant any increases in salary or other compensation or bonuses to employees or grant any employee any severance or termination pay or establish, adopt, enter into or amend in any material respect any Employee Benefit Plan, except as required by Law;

(ii)         make any general adjustment in the type or hours of work of its employees;

(iii)        acquire, exchange, lease, license or dispose of any properties or assets of a Company, other than in the Ordinary Course of Business;

(iv)        enter into or amend any agreement, arrangement or transaction with Posteluk or any of his Affiliates, except for the amendments to real estate leases contemplated by Section 6.4(f) and cash distributions to Posteluk as Sellers’ sole member;

(v)         amend or repeal any of Sellers’ organizational or governing documents;

(vi)        incur any indebtedness or grant or permit any of its assets or property to become subject to, any Lien (other than Permitted Liens);

(vii)       terminate or amend any agreement any material Acquired Contract or enter into any new material agreement, except in the ordinary course of business;

(viii)      change any method of accounting for Tax purposes;

(ix)         make or amend any elections for Tax purposes;

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(x)          adopt a taxable year other than the calendar year;

(xi)         engage in any other transaction outside of the Ordinary Course of Business, except as may be contemplated by this Agreement; or

(xii)        enter into any agreement or arrangement to take any of the foregoing actions.

Notwithstanding the foregoing, Sellers are expressly permitted to make distributions to their sole member, Posteluk, and to pay down the principal and interest on their indebtedness.

Section 7.7           Exclusive Dealings. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, none of Sellers, Posteluk, nor any of their respective officers, employees, agents, representatives or Affiliates shall, without Buyer’s prior written consent, (i) directly or indirectly communicate (excluding any communication rejecting any proposal made by any Person other than Buyer), engage, or participate in negotiations or proposals regarding, or provide information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity other than Buyer to do or seek, an acquisition of all or any part of the equity interests or assets of Sellers (by merger, consolidation, stock purchase, asset purchase or otherwise) (ii) directly or indirectly, solicit, initiate, entertain or encourage any proposal or offer (other than with respect to Buyer) related to or in connection with the any such acquisition described above or (iii) enter into any understanding, letter of intent or agreement in connection with the foregoing.

Section 7.8           Investigation by Buyer. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer may, through its representatives (including its counsel, accountants, lenders, and consultants), make such investigations of the properties, offices and operations of Sellers and such audit of the financial condition of Sellers as it deems necessary or advisable in connection with the Transactions, including, without limitation, any investigations enabling it to familiarize itself with such properties, offices, operations, financial condition and employees. Sellers shall permit Buyer and its authorized representatives to have reasonable access to the premises and to all books and records and Tax Returns of Sellers, and Buyer shall have the right to make copies thereof and excerpts therefrom. In connection with such review, and upon prior notice to Sellers, Buyer and its representatives may contact and communicate with key employees, suppliers, customers, lenders and creditors of Sellers, in each case subject to Sellers’ reasonable limitations. Sellers shall timely furnish Buyer with such financial and operating data and other information with respect to Sellers and their operations as Buyer may from time to time reasonably request. Representatives of Buyer shall be entitled to hold meetings and conferences during normal working hours with Sellers’ employees upon reasonable notice to Sellers, to explain and answer questions about the conditions, policies and benefits of employment in Buyer’s organization. Sellers shall be entitled to have one or more representatives attend all such meetings.

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Section 7.9           Notification. From the date hereof until the Closing Date, Sellers and Posteluk shall give prompt notice to Buyer of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused any representation or warranty of Seller or Posteluk contained herein to be untrue or inaccurate in any material respect and (b) any material failure of Sellers or Posteluk to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers or Posteluk hereunder. From the date hereof until the Closing Date, Buyer shall give prompt notice to Sellers and Posteluk of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused any representation or warranty of Buyer contained herein to be untrue or inaccurate in any material respect and (b) any material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer hereunder. Such disclosures shall amend and supplement the appropriate Schedules delivered on the date hereof. Notwithstanding any provision in this Agreement to the contrary, unless such disclosure constitutes a Material Adverse Effect and Buyer provides Sellers with a termination notice pursuant to Section 8.16 within five Business Days after delivery by Sellers and Posteluk of such notice pursuant to this Section 7.9, Buyer shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement or to seek indemnity with respect to such disclosed matter after the Closing.

Section 7.10         Public Announcements. Prior to or at the Closing, any announcement related to the Transactions shall be approved and agreed upon by Buyer and Posteluk. Thereafter, Buyer, on the one hand, and Posteluk, on the other hand, shall, to the extent feasible, consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process, or the rules of a national stock exchange.

Section 7.11         Required Consents. Notwithstanding that it shall be solely Sellers’ obligation to obtain from third parties all of the Required Consents, Sellers and Buyer shall make good faith efforts, and cooperate with one another, (a) to execute any required novation, and secure all Required Consents, including the preparation and submission of all required filings, and all other consents required in order to enable Sellers and Buyer to effect the transactions contemplated hereby in accordance with the terms and conditions hereof and (b) to effect all such registrations, filings and notices with or to third parties and Governmental Authorities, as may be reasonably required by or with respect to Buyer or Sellers, respectively, in connection with the transactions contemplated by this Agreement.

Section 7.12         Sellers’ Waiver. Each Seller covenants that it will forever waive any rights under any non-competition, non-disclosure, non-solicitation or similar provisions it has under any employment, non-compete or other arrangements with any their respective former employees who are to be become Transferred Employees after the Closing or otherwise relate to the Acquired Assets.

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Section 7.13         Tax Matters. Each Seller and Posteluk shall pay all Taxes relating to the Business or the Acquired Assets that are due or that accrue prior to the Closing Date even if such Taxes are payable after the Closing Date. Buyer shall pay all Taxes relating to the Acquired Assets or the Buyer’s operation of the Business that accrue for periods after the Closing Date. Following the Closing, Buyer and each Seller shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to each Seller relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective Taxable Periods, and to abide by all record retention agreements entered into with any taxing authority. Each Seller and Buyer hereto will cooperate in the preparation and filing of all Tax Returns and other documents relating to Transfer Taxes, including any that would relate to an applicable exemption or reduction for such Taxes.

Section 7.14         Financial Covenants. Buyer is not assuming any inter-company debt by and between, or by and among, either Seller, Posteluk or any Affiliate of Seller or Posteluk or any negative cash or book balances of Sellers.

Section 7.15         Excluded Liabilities; Assumed Contractual Obligations. Each Seller shall make full and timely payment of all Excluded Liabilities. Buyer agrees to fully perform and provide services under the Assumed Contracts in accordance with their terms.

Section 7.16         Subordination. In the event Buyer obtains debt financing for the Business at any time while the Contingent Consideration remains outstanding, each Seller agrees that all of its rights to payment of the Contingent Consideration shall be subordinated to the payment of any amounts due and owing to such lender. In connection therewith, each Seller agrees to take all action as may be reasonably necessary to effectuate the foregoing including, without limitation executing a customary subordination agreement with the party providing such debt financing; provided, that, (i) payments of Contingent Consideration may only be blocked during times when an event of default under such debt financing has occurred and is continuing or would occur as a result of Buyer making such payments of Contingent Consideration then due (collectively, “Financing Defaults”); (ii) any payment of Contingent Consideration (or portion thereof) that is not made when and as due and owing as a result of the occurrence of a Financing Default shall be made immediately upon the cure or waiver of such Financing Default; and (iii) if the Buyer has not made a payment of Contingent Consideration that otherwise has become due and owing (including any such failure resulting from the operation of such subordination terms), then Buyer shall not (y) make any dividend, distribution or other payment in respect of its equity interests, or (z) redeem or otherwise repurchase any of its equity interest, in each case, unless and until such payment of Contingent Consideration has been paid in full to the Sellers.

ARTICLE 8
MISCELLANEOUS

Section 8.1           Notices. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile (if a facsimile number has been provided and is in effect), by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving Party at the following address:

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If to Sellers or to Posteluk:

Robert Posteluk

S 752 Dexter Dr.

Spencer, WI 54479

Facsimile: [_________]

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661-3693
Facsimile: (312) 902-1061
Attention: Nancy Laethem Stern

If to Buyer:

PC Doctors Acquisition, Inc.
5425 Wisconsin Avenue, Suite 701
Chevy Chase, MD 20815
Facsimile: (240) 223-1331
Attention: President

with a copy (which shall not constitute notice) to:

Blackstreet Capital Management, LLC

5425 Wisconsin Avenue, Suite 701

Chevy Chase, MD 20815

Facsimile: (240) 223-1331

Attention: Murry N. Gunty

and

Patton Boggs

8484 Westpark Drive, Ninth Floor

McLean, Virginia 22102

Facsimile: (703) 744-8001

Attention: Alan Noskow

or such other address as such Party may have given to the other Parties by notice pursuant to this Section 8.1. Notice shall be deemed given on (a) the date such notice is personally delivered, (b) upon actual receipt or refusal if sent by certified or registered mail, (c) one Business Day after the date of delivery to the overnight courier if sent by overnight courier, or (d) the next succeeding Business Day after transmission by facsimile.

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Section 8.2           General Definitions. For the purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, or any entity in which any such Person or Persons own, collectively, 10% or more, and any officer, director or executive employee of such Person or any Family Member of such Person and includes any past or present Affiliate of any such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in Chicago, Illinois are authorized or required to be closed.

“Business Names” means the following trade names “Pearce Wireless”, “PC Doctors” and “TecGuard”.

“Closing Net Working Capital” means (a) all cash and cash equivalents, deposits and other prepaid items, Current Accounts Receivable and inventory, as recorded in the accounts of Sellers, minus (b) all Current Accounts Payable, as recorded in the accounts of Sellers, all credit card liabilities, all Accrued Vacation Obligations, all Accrued Commissions and other current liabilities as required by GAAP to be accrued, in each case as of 12:01 a.m. on the Closing Date, as determined in accordance with GAAP, applied consistently with the past practice of Sellers to the extent such past practice is in accordance with GAAP; provided, however, that the Closing Net Working Capital shall not take into account any assets or liabilities of Sellers that are Excluded Assets or Excluded Liabilities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, purchase order, sales order, lease, license, commitment, arrangement or obligation, whether written or oral.

“Current Accounts Receivable” means accounts receivable that are current within the applicable Seller’s terms and do not exceed 45 days.

“EBITDA” means net income plus interest expense, income taxes, depreciation and amortization, with each such item computed in accordance with GAAP applied in a manner consistent with Sellers’ past practice to the extent such past practice is in accordance with GAAP.

“Employee Benefit Plan” means any of the following (whether written, unwritten, terminated or subject to ERISA or not) which is sponsored or maintained by Sellers: (a) all “employee welfare benefit plans,” as defined in Section 3(1) of ERISA, including, without limitation, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, including, without limitation, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; and (c) all other material plans, policies, programs, arrangements, and agreements that provide employee benefits or benefits to any current or former employee, including, without limitation, any severance agreement or plan, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).

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“Environmental Law” shall mean any federal, state or local law, statute, rule or regulation relating to the environment, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of Hazardous Materials, (ii) air, water and noise pollution, (iii) groundwater and soil contamination, (iv) the release or threatened release into the environment of Hazardous Materials, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants or contaminants, (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species, (vi) storage tanks, vessels and containers, (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles used to store Hazardous Materials, (viii) health and safety of employees and other persons; (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials and (x) any other applicable Law in effect relating to pollution or protection of the environment. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means Sellers, any subsidiary, and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or was or is under common control with, or whose employees were or are treated as employed by, any of Sellers, any subsidiary and/or any predecessor or any of them, under Section 414(t) the Code.

“Expenses” means all legal and accounting fees and expenses and other fees and expenses incurred or to be incurred by a Party in negotiating and preparing this Agreement, the Transaction Documents and all other documents executed in connection herewith and in closing and carrying out the Transactions.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Guarantee” means any obligation, contingent or otherwise, of Sellers directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person. The term “guarantee” when used as a verb has a corresponding meaning.

“Hazardous Materials” means petroleum, PCBs and any other chemicals, materials, substances or wastes which are defined or regulated as of the date of this Agreement and the Closing Date as “hazardous substances” or “hazardous wastes” under any applicable Environmental Law.

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“Indebtedness” means, without duplication: (a) all indebtedness for borrowed money or funded debt owed by Sellers, (b) all Guarantees, (c) all liabilities of Sellers evidenced by notes, bonds or debentures, (d) all liabilities of Sellers secured by any Liens, (e) the capitalized portion of lease liabilities of Sellers under any capital lease, (f) all liabilities of Sellers arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which Sellers are liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course), and (g) any interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (a) through (f) above.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrights in any work of authorship (including without limitation databases, software, and mask works) and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including confidential ideas, research and development, proprietary product formulas, compositions, manufacturing and production processes, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans), (e) computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation) (collectively, “Software”), (f) all other proprietary and intellectual property rights, and (g) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Letter of Intent” means the letter of intent entered into by Buyer and Sellers, dated April 10, 2012.

“Liens” means security interests, charges, claims, mortgages, pledges, hypothecations, encumbrances, liens, assessments, options, rights of first refusal and restrictions on ownership (not including restrictions on ownership imposed on Sellers or others in the ordinary course by owners and licensors of Intellectual Property).

“Material Adverse Effect” means any effect, occurrence, development or change that has had, or could reasonably be expected to have, a materially adverse effect on the assets, liabilities, results of operations or financial condition of Sellers taken as a whole; provided however, that in no event shall any of the following, individually or in the aggregate, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (a) changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (b) changes in, or required by, applicable Law or general legal, tax, regulatory or political conditions; (c) changes required by GAAP; (d) acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) earthquakes, hurricanes, floods or other natural disasters; (f) changes generally affecting the cellular telephone industry; (g) the effect of the negotiation, execution, announcement or pendency of this Agreement or the Transactions; (h) any affirmative action knowingly taken by Buyer or any of its Affiliates; or (i) the failure by Sellers to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect).

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“Ordinary Course of Business” shall, with respect to either Seller, refer to an action taken to the extent such action: (i) is consistent in nature, scope and magnitude with the past customs and practices of such Seller and is taken in the ordinary course of the normal day-to-day operations of such Seller; and (ii) would not reasonably be expected to have a Material Adverse Effect upon such Seller, the Financial Statements, the Business or the transactions contemplated by the Transaction Documents.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business and (d) Liens described on Schedule 8.2(a).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

“Required Consents” means all consents listed or required to be listed on Schedule 3.2.

“Sellers’ Knowledge” and each phrase having equivalent meaning (e.g., “known to Sellers” or “to the Knowledge of Sellers” or “for which Sellers have Knowledge) shall mean the actual knowledge of each of the Persons listed on Schedule 8.2(b) and the knowledge that such Persons would have obtained after making reasonable inquiry of employees of the Business and reasonable diligence of Sellers’ records with respect to the matter in question.

“Tax” means any multi-national, federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed or created by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

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“Tax Returns” means returns, declarations, reports, claims for refund, information returns, forms or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Person or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Trademarks” mean, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, trade dress, logos, slogans, and Internet domain names, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any stamp or other sales, transfer, use, value added, excise registration, stamp or similar transaction transfer Tax or fee imposed under the Laws of the United States or any state, country or municipality or other Governmental Authority, arising as a result of the Transactions.

Section 8.3           Entire Agreement; Amendment. This Agreement, including the exhibits and schedules hereto, the Transactions Documents and the instruments and agreements executed in connection herewith and therewith contain all of the terms, conditions and representations and warranties agreed upon by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter, including the Letter of Intent. Notwithstanding the foregoing, the Confidentiality Agreement dated January 23, 2012 among Blackstreet Capital Management, LLC, Wall Street Equity Group, Inc. and Sellers shall remain in full force and effect until the Closing, and Buyer shall be bound thereby as if a party thereto. This Agreement shall not be amended or modified except by an agreement in writing duly executed by the Parties.

Section 8.4           Counterparts; Deliveries. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other Party or thereto shall re-execute original forms thereof and deliver them to all other Parties, except that the failure of any Party to comply with such a request shall not render this Agreement invalid or unenforceable. No Party shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

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Section 8.5           Third Parties. Nothing in this Agreement, express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the Parties, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective heirs, representatives, successors and permitted assigns, nor is anything set forth herein intended to affect or discharge the liability of any third Persons to any Party, nor shall any provision give any third party any right of subrogation or action over or against any Party.

Section 8.6           Expenses. Each of the Parties shall be responsible for the payment of all Expenses incurred by it, him or her in connection with this Agreement and all documents executed in connection herewith, including, without limitation, legal and accounting fees and expenses; provided, however, that Sellers shall pay the expenses of Posteluk.

Section 8.7           Waiver. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its or his obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party. Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations of the same or any other obligation unless, and to the extent, set forth therein.

Section 8.8           Governing Law. This Agreement shall be construed and governed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of a jurisdiction other than Delaware.

Section 8.9           Assignments. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither party may assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, at any time whether prior to or following the Closing Date without consent of the other Parties; provided, however, that Buyer may assign any and all of its rights and interests hereunder to any bank or other financial institution which has extended credit to Buyer or any of its Affiliates.

Section 8.10         Headings. The subject headings of articles and sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

Section 8.11         Jurisdiction of Courts. Any Proceeding initiated over any dispute arising out of or relating to the Transaction Documents or any of the Transactions shall be initiated in any federal or state court located within the State of Delaware, however, the Parties further agree that venue for all such matters shall lie exclusively in those courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have, including, without limitation, any claim of forum non conveniens, to venue in the courts located in the State of Delaware. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by Proceedings on the judgment or in any other manner provided by Law.

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Section 8.12         Waiver of Jury Trial. Each of the Parties hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to the Transaction Documents or the Transactions or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party. The Parties each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the Parties further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

Section 8.13         Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 8.14         Invalid Provisions. Except for Section 7.1 which shall be governed by Section 7.1(d), if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.15         Interpretation; Disclosure Schedules. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person, or the context, may require. The use of the working “including” in this Agreement shall be by way of example rather than limitation. The schedules referred to herein and delivered pursuant to and attached to this Agreement (collectively, “Disclosure Schedules”) are integral parts of this Agreement.

Section 8.16         Independent Investigation. In entering into this Agreement and each of the related agreements, Buyer acknowledges and agrees that, except for the specific representations and warranties of Posteluk and Sellers contained in Article 2 and Article 3 hereof, none of Sellers, Posteluk or nor any of their Affiliates or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Buyer or any of its Affiliates, shareholders, controlling Persons or representatives.

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Section 8.17         Termination. This Agreement may be terminated by written notice given to all Parties hereto prior to the Closing in the manner provided in Section 8.1:

(a)          at any time prior to the Closing Date by agreement in writing among the Parties;

(b)          By Buyer, on the one hand, or Sellers and Posteluk, on the other hand, if the Closing shall not have occurred on the date which is 30 days from the date of this Agreement (or such other date as may have been agreed upon in writing by Buyer and Sellers) (the “Outside Date”) for any reason including as a result of the condition in Section 6.3(e) not being satisfied to Buyer’s satisfaction in its sole discretion, other than as a result of the terminating party’s default hereunder;

(c)          By Buyer, provided it is not then in breach of its obligations hereunder, if either Seller or Posteluk (i) fails to perform or comply with any covenant or agreement contained in this Agreement in any material respect when performance thereof or compliance therewith is due and has failed to cure such breach within 10 Business Days after receipt by such Seller or Posteluk of written notice of such breach from Buyer (but only to the extent such breach is capable of being cured), or (ii) shall have breached in any material respect any representations or warranties contained in this Agreement (except in each case for those representations and warranties qualified as to material, Material Adverse Effect or similar expressions, which shall be true in all respects); or

(d)          By Sellers and Posteluk, provided none of them is then in breach of its or his obligations hereunder, if Buyer (i) fails to perform or comply with any covenant or agreement contained in this Agreement in any material respect when performance thereof or compliance therewith is due and has failed to cure such breach within 10 Business Days after receipt by Buyer of written notice of such breach from Sellers or Posteluk (but only to the extent such breach is capable of being cured), or (ii) shall have breached in any material respect any representations or warranties contained in this Agreement (except in each case for those representations and warranties qualified as to material, Material Adverse Effect or similar expressions, which shall be true in all respects).

Section 8.18         Effect of Termination. The rights of termination under Section 8.16 are in addition to any other rights Buyer or Sellers may have under this Agreement and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.17, all further obligations of Buyer and Sellers under this Agreement will terminate, except that Article 5 and Article 8 shall survive the termination of this Agreement; provided that (a) if this Agreement is terminated by Buyer because of a breach of this Agreement by Sellers or Posteluk or because one or more of the conditions to Buyer’s obligations to consummate the Transactions under this Agreement is not satisfied as a result of either Seller’s or Posteluk’s failure to comply with its obligations under this Agreement, Buyer’s right to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired; and (b) if this Agreement is terminated by Sellers or Posteluk because of a breach of this Agreement by Buyer or because one or more of the conditions to Sellers’ obligations to consummate the Transactions under this Agreement is not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement, Sellers’ and Posteluk’s right to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired.

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SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

PC DOCTORS, LLC

By:
Robert Posteluk
its sole member

TECGUARD, LLC

By:
Robert Posteluk
its sole member

BUYER:

PC DOCTORS ACQUISITION, INC.

By:
Name:
Its:

POSTELUK:

Robert Posteluk, individually

Signature Page to Asset Purchase Agreement